Exhibit 99.1

ENGLISH TRANSLATION

CONFIDENTIAL TREATMENT REQUESTED BY ECO TELECOM LIMITED

AND ALTIMO HOLDINGS & INVESTMENTS LIMITED

*** INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL

TREATMENT REQUEST THAT IS FILED SEPARATELY WITH THE COMMISSION

ADDENDUM NO. 2 TO

THE LOAN AGREEMENT

No. 110100/P1

between the state corporation “Bank for Development and Foreign Economic Affairs (Vnesheconombank)”

and “Eco Telecom Limited”

Moscow                     29 October 2009

The state corporation “Bank for Development and Foreign Economic Affairs (Vnesheconombank)” (hereinafter referred to as the “Bank”) represented by the Deputy Chairman Mr. Anatoliy B. Ballo acting on the basis of the Power of Attorney No. 484/150000 dated 24 December 2007 and registered in the register of the notary Kolodezeva T.A. with No. 4v-679 of 24 December 2002, on the one side, and Eco Telecom Limited (with registration number 79038 and address at: 10/8, International Commercial Centre, Casemates Square, Gibraltar) (hereinafter referred to as the “Borrower”), represented by Director Marina Gennadievna Kushnareva, acting by virtue of the Charter, on the other side, the Bank and the Borrower are hereinafter collectively referred to as the “Parties”, and separately as a “Party”,

taking into account:

- Loan agreement No. 110100/P1 dated 29 October 2008, and Addendum No. 1 dated 22 December 2008 between the Bank and the Borrower (hereinafter referred to as the “Loan Agreement”),

have entered into this Addendum No.2 to the Loan Agreement (hereinafter referred to as “Addendum No.2”) on the following:

1. To read clause 3.1. of Article 3 of the Loan Agreement as follows:

“3.1. The Borrower undertakes to repay the Loan in accordance with the following schedule:

- One Billion Five Hundred Million 00/100 (1,500,000,000.00) US Dollars shall be paid as a lump sum in *** months from the date of this Agreement;

- Five Hundred Million 00/100 (500,000,000.00) US Dollars shall be paid in *** months from the date of this Agreement”.

2. To read clause 4.2. of Article 4 of the Loan Agreement as follows:

“4.2. The interest rate under this Agreement shall be set as follows:

- in respect of One Billion Five Hundred Million 00/100 (1,500,000,000.00) US Dollars outstanding under the Loan – LIBOR + *** percent per annum;

- in respect of Five Hundred Million 00/100 (500,000,000.00) US Dollars outstanding under the Loan – LIBOR + *** percent per annum.

Within the period from the date of execution of the Loan Agreement and until 29 October 2009 (including the date) (hereinafter referred to as the “Extension date”) for the purposes of the Loan Agreement, LIBOR means the 12 months deposits’ offered rate specified on the page “LIBOR01” of the REUTERS information system as of 11:00 am (London time) on the date when the Loan was granted.

Within the period from the date following the Extension date and until the date of the repayment of the Loan (including the date) for the purposes of the Loan Agreement, LIBOR means the 12 months deposits’ offered rate in the London market of interbank credits, specified on the page “LIBOR01” of the REUTERS information system and set by the British Bank Association as of 11:00 am (London time) two working days before the date when the Loan was granted.

For the purposes of this clause, “working days” means the working days for banks in UK”.

CONFIDENTIAL TREATMENT REQUESTED BY ECO TELECOM LIMITED

AND ALTIMO HOLDINGS & INVESTMENTS LIMITED

3. To read clause 4.3. of Article 4 of the Loan Agreement as follows:

“4.3. Each interest period is equal to 3 (three) months.

The Interest shall be paid on the last day of each interest period set in accordance with this clause.

Starting from the date following the Extension date the dates for payment of the interest are 29 of January, 29 of April, 29 of July, 29 of October of each calendar year”.

4. To read clause 5.1.8 of Article 5 of the Loan Agreement as follows:

“5.1.8. in case of merger of OAO Vimpelcom and ZAO Kievstar GSM, made in accordance with the preliminary written approval of the Bank within 15 (fifteen) working days following completion of such merger (creation of the unified company) to conclude with the Bank the addendum to Share Pledge Agreement No.110200/P1-DZA dated 01 November 2008 to change the subject of pledge (the shares in the charter capital of OAO Vimpelcom) to the equivalent number of shares in the charter capital of the created unified company or to conclude the new pledge agreement with the Bank to pledge in favor of the Bank the equivalent number of the shares in the charter capital of the created unified company to secure the obligations of the Borrower under the Loan Agreement”

5. To add sub-clause 5.4. to the Article 5 as follows:

“5.4. The Borrower undertakes:

5.4.1. no later than on 31 January 2010 to agree with the Bank the maximum amount of the consolidated borrowings of the Borrower for the year 2010 with specification of the maximum amount of borrowings portfolio and the maximum rate for such borrowings;

5.4.2. to ensure obtaining by the Surety of the prior written approval of the Bank of the Surety’s decisions to dispose, charge, sale of assets of the Surety being the subject of pledge under Share Pledge Agreement No. 110200/P1-DZA dated 01 November 2008, in favor of third parties;

5.4.3. to ensure obtaining by the Surety of the prior written approval of the Bank of the borrowings of the Surety and its subsidiaries and dependent companies and of any new credit facilities and loans, including in the form of securities issues;

5.4.4 on a quarterly basis no later than 20 days upon beginning of each calendar quarter to provide the Bank with the information on the Surety’s assets and its costs certified by the authorized persons of the Surety and in the form agreed upon with the Bank;

5.4.5. on a quarterly basis no later than 20 days upon beginning of each calendar quarter to provide Bank with the information on loan portfolio of the Surety and its subsidiaries and dependent companies with specification of the amount of the current indebtedness, interest rate, type and kind of credit facilities and loans, date of the agreements, dates of repayments, name of the creditors.

6. Other terms and conditions of the Loan Agreement shall remain without any amendments.

7. The Borrower shall pay to the Bank the commission for the Loan extension in the amount of *** percent of the amount of Tranche A, as stipulated in clause 1.1. of Article 1 of the Loan Agreement, as a lump sum not later than the first working day following the date of the execution of Addendum No. 2.

In case of failure by the Borrower to fulfill the terms and conditions provided for in clause 11 of Addendum No. 2 the commission for the Loan extension by the Bank shall not be repaid to the Borrower.

8. The Borrower shall within 14 calendar days following the date of execution of Addendum No. 2 execute the addendum to Share Pledge Agreement No. 110200/P1-DWA dated 01 November 2008 and ensure the execution by the Surety of the addendum to Suretyship Agreement No. 110100/P1-DP/Altimo dated 29 October 2008 to include the amendments provided for by Addendum No. 2.

CONFIDENTIAL TREATMENT REQUESTED BY ECO TELECOM LIMITED

AND ALTIMO HOLDINGS & INVESTMENTS LIMITED

9. The Borrower is obliged to register Share Pledge Agreement No. 110200/P1-DZA dated 01 November 2008 (as amended by Addendum No.2) in the register of Gibraltar according to the requirements of Gibraltar laws within 180 calendar days from the date of execution of Addendum No. 2.

10. Addendum No. 2 shall be the integral part of the Loan Agreement.

11. Addendum No. 2 shall enter into force as of the date of signing by the Parties, save for clauses 1, 2 and 4.

Clauses 1, 2 and 4 of Addendum No. 2 shall come into force provided that as of 29 October 2009 (the Extension date):

11.1. there are no Borrower’s overdue amounts under the Loan, under the Interest, fees provided for in the Loan Agreement, fines (penalties) and penal sums and all costs incurred by the Bank in connection with fulfillment of the Loan Agreement (the absence of which shall be confirmed by the corresponding decision of the Bank);

11.2. The Borrower has performed all additional and other terms and obligations under the Loan Agreement, *** (such performance shall be confirmed by the corresponding decision of the Bank);

11.3. the Bank and the Central Bank of the Russian Federation have signed the addendum or a new agreement providing for the extension of the deposit granted to the Bank according to Article 2 of the Federal Law No. 173-FZ dated 13 October 2008 “On additional measures of supporting of financial systems of the Russian Federation”;

11.4. The Borrower has paid the Bank the commission for the Loan extension as provided for in clause 6 of Addendum No.2;

11.5. The Borrower and the Bank have signed the addendum to Agreement No. 1389-01 dated 11 January 2009 on the opening of the bank account according to which the Borrower granted the Bank with the right to directly debit its accounts opened with the Bank;

11.6. The Borrower has provided the Bank with the certified extract from the resolution of its authorized management body confirming the approval of the execution by the Borrower of Addendum No. 2 to the Loan Agreement, as stipulated by the laws of the Borrower’s registration country and constituent documents of the Borrower (if applicable);

11.7. The Borrower has provided the Bank with the certified extract from the resolution of its authorized management body confirming the approval of the execution by the Borrower of the Addendum to Share Pledge Agreement No. 110200/P1-DZA dated 01 November 2008 to include the amendments provided for by Addendum No.2, as stipulated by the laws of the Borrower’s registration country and constituent documents of the Borrower (if applicable);

11.8. The Borrower has provided the Bank with the certified extract from the resolution of the authorized management body of the Surety confirming the approval of the execution of the Addendum to Suretyship Agreement No. 110100/P1-DP/Altimo dated 29 October 2008 to include the amendments provided for by Addendum No.2, as stipulated by the laws of the Surety’s registration country and constituent documents of the Surety (if applicable).

11.9. The Borrower has provided the Bank with the confirmation from the Borrower and the Surety that the execution of Addendum No.2 does not contravene any obligations of the Borrower and the Surety under the existing credit facility agreements, loan agreements, suretyship agreements and other agreements concluded by the Borrower and the Surety, as well as both the Borrower and the Surety are not in bankruptcy;

11.10. The Bank has been provided with the legal opinion of the independent legal counsel approved by the Bank, confirming the legal capacity of the Borrower/ Pledgor/ Surety and confirming that the execution by them of Addendum No.2 and the Addenda to Share Pledge Agreement No. 110200/P1-DZA dated 01 November 2008 and to Suretyship Agreement No. 110100/P1-DP/Altimo dated 29 October 2008 does not contravene the laws of the jurisdiction of the Borrower/ Pledgor/ Surety.

This Addendum No. 2 is made in two (2) original counterparts, one counterpart for each of the Parties.

Vnesheconombank

CONFIDENTIAL TREATMENT REQUESTED BY ECO TELECOM LIMITED

AND ALTIMO HOLDINGS & INVESTMENTS LIMITED

9, Prospekt Akademika Sakharova Moscow, GSP-6, 107996

ID Taxpayer Number 7750004150, Record Validity Code (KPP) 775001001

Principal State Registration Number (OGRN) 1077711000102

Correspondent Account No. *** with Operations Department (OPERU) of the Moscow Main Branch (GTU) of the Bank of Russia

For Vnesheconombank

The Deputy Chairman of Vnesheconombank

/s/ A.B. Ballo
A.B. Ballo

Eco Telecom Limited

10/8, International Commercial Centre, Casemates Square, Gibraltar

Current USD account #***

Current RUB account # *** with Vnesheconombank

For the Borrower

The Director of Eco Telecom Limited

/s/ M.G. Kushnareva
M.G. Kushnareva